Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Third Quarter Ended September 25, 2010 and Announces Expansion of Warsaw, KY Facility

Colmar, Pennsylvania (October 26, 2010) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the third quarter ended September 25, 2010.

Revenues for the three months ended September 25, 2010 increased 22% over the prior year to $119.2 million from $98.0 million last year. Net income in the third quarter of 2010 was up 60% to $12.8 million from $8.0 million in the same period last year. Diluted earnings per share rose 61% in the third quarter of 2010 to $0.71 from $0.44 last year.

For the thirty-nine weeks ended September 25, 2010 and September 26, 2009:

•	Revenues in 2010 increased 18.7% over the prior year to $333.2 million from $280.7 million last year. Revenue growth was driven by strong overall demand for our products and higher new product sales.

•	Net income in 2010 was up 80% to $33.9 million from $18.8 million last year. Diluted earnings per share in 2010 rose 80% to $1.87 from $1.04 in 2009.

•

Gross profit margin was 37.9% in 2010 compared to 34.1% in 2009. The increase in margin is the result of a reduction in freight expenses and certain material costs, along with lower product return costs.

•

Selling, general and administrative expenses increased 9.1% in 2010 to $70.9 million from $65.0 million in 2009, but were down as a percentage of sales from 23.2% in 2009 to 21.3% in 2010. The spending increase was the result of higher variable costs related to our sales increase, increased new product development spending and higher incentive compensation expense due to higher earnings levels. These increases were partially offset by lower operating expenses in most areas due to cost reduction initiatives.

•	Our effective tax rate remained constant at 38.5%.

•	Operating cash flow for 2010 was $14.9 million compared to $14.5 million in 2009.

Mr. Richard Berman, Chairman and Chief Executive Officer, said, “Our customers’ success with our New to the Aftermarket products continues to drive Dorman’s sales growth. We continue to make further investments in our new product development capabilities as we believe the opportunities for further growth are significant. As a result, we are planning on having the largest number of new product releases in our history in 2011, for both new and existing product lines. These investments along with the publication and distribution of our tri-annual Dorman Stocking Guide and our monthly new product alert program will help further support Dorman’s leadership position in delivering new products and revenue growth to the Aftermarket.”

We have begun an expansion of our Warsaw, Kentucky distribution facility to provide additional capacity to support current and projected future growth of the business. The addition and related equipment, which will cost approximately $9 million, will add approximately 175,000 square feet of warehouse space and is expected to be completed in the spring of 2011.

Mr. Steven Berman, President and Chief Operating Officer of Dorman Products, Inc., commented, “We are excited about the opportunity this expansion provides us to more effectively serve the needs of our customers in the automotive aftermarket. We continue to invest in the development and distribution of new products for our customers and the expansion of our Warsaw Distribution Center directly supports this objective.”

Dorman Products, Inc. is a leading supplier of OE Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s 2009 Annual Report on Form 10-K under Item 1A - Risk Factors.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	9/25/10	Pct.	9/26/09	Pct.
Net sales	$119,212	100.0	$ 98,007	100.0
Cost of goods sold	74,088	62.1	62,710	64.0
Gross profit	45,124	37.9	35,297	36.0
Selling, general and administrative expenses	24,628	20.7	22,318	22.8
Income from operations	20,496	17.2	12,979	13.2
Interest expense, net	57	0.1	52	-
Income before income taxes	20,439	17.1	12,927	13.2
Provision for income taxes	7,622	6.3	4,994	5.1
Net income	$ 12,817	10.8	$ 7,993	8.1
Earnings per share
Basic	$ 0.72	-	$ 0.45	-
Diluted	$ 0.71	-	$ 0.44	-
Average shares outstanding
Basic	17,800	-	17,657	-
Diluted	18,176	-	17,998	-

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	39 Weeks		39 Weeks
Third Quarter (unaudited)	9/25/10	Pct.	9/26/09	Pct.
Net sales	$333,196	100.0	$280,680	100.0
Cost of goods sold	206,967	62.1	184,958	65.9
Gross profit	126,229	37.9	95,722	34.1
Selling, general and administrative expenses	70,936	21.3	65,003	23.2
Income from operations	55,293	16.6	30,719	10.9
Interest expense, net	180	0.1	204	-
Income before income taxes	55,113	16.5	30,515	10.9
Provision for income taxes	21,196	6.3	11,757	4.2
Net income	$ 33,917	10.2	$ 18,758	6.7
Earnings per share
Basic	$ 1.91	-	$ 1.06	-
Diluted	$ 1.87	-	$ 1.04	-
Average shares outstanding
Basic	17,749	-	17,647	-
Diluted	18,125	-	17,976	-

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	9/25/10	12/26/09
Assets:
Cash and cash equivalents	$ 18,890	$ 10,626
Accounts receivable	113,775	88,164
Inventories	104,528	89,927
Deferred income taxes	13,351	12,620
Prepaid expenses	2,282	2,248
Total current assets	252,826	203,585
Property & equipment	26,499	25,218
Goodwill	26,553	26,553
Other assets	1,869	2,046
Total assets	$ 307,747	$ 257,402

Liabilities & Shareholders’ Equity:
Current portion of long-term debt	$ 93	$ 90
Accounts payable	29,971	16,098
Accrued expenses and other	15,284	14,244
Total current liabilities	45,348	30,432
Long-term debt and other	3,069	2,941
Deferred income taxes	8,762	8,694
Shareholders’ equity	250,568	215,335
Total Liabilities and Equity	$ 307,747	$ 257,402

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		39 Weeks (Unaudited)
	9/25/10	9/26/09	9/25/10	9/26/09
Depreciation and amortization	$2,137	$2,027	$6,016	$5,774
Capital Expenditures	$3,019	$2,358	$7,187	$5,926